Exhibit 4.6

Employment Contract

(Full-Time Employees)

Instructions
I.	The contract is applicable to the full-time employees.
II.	Both the employer and the employee must guarantee that all the information provided by them in relation to the performance of the employment contract is true and valid.
III.
Where the contractual term of employment is more than three months but less than one year, the probation period must not exceed one month; where the contractual term of employment is more than one year but less than three years, the probation period must not exceed two months; where the contractual term of employment is more than three years and in case of employment contract with no fixed term, the probation period must not exceed six months; where the employment contract is for the purpose of completing certain tasks or the contractual term is less than three months, no probation period will be stipulated. The probation period must be included in the contractual term. Where only probation period is stipulated in the employment contract, the probation period will not take effect. The term stipulated therein is the contractual term of employment.

IV.
Where the employee offers or agrees to renew or establish the employment contract under the following conditions, the parties must conclude the employment contract without fixed term: (I) the employee has worked for the employer for ten years consecutively; (II) the employee has worked for the employer for ten years consecutively and is more than ten years away from his/her legitimate retirement age when the employer first adopts the rules of employment contract or the state-owned enterprise re-stipulate the employment contract; (III) the employee has concluded the employment contract with fixed term for twice consecutively and is not subject to the conditions stipulated in Article 39 and Article 40(1) and (2) of the Employment Contract Law of PRC.

V.
Unless the employer provides the employee with the special training fee and except for non-competition, the employer must not agree with the employee requiring the employee to undertake the liquidated damages.

In accordance with the Employment Contract Law of PRC and the other applicable laws and regulations, Party A and Party B agree to conclude the contract through voluntary negotiations.

I.            Basic Information of the Parties to the Employment Contract
Article 1	name of Party A (Employer): Taiyuan Basic Points Commerce Co., Ltd
Legal representative (main person in charge): Yuan Kou
Registration address: #69 Dong Mi Shi Qu, Yingze District, Taiyuan
Operation address: #169 Fuxi Street, Xinhualing District, Taiyuan
Social insurance registration certificate No: XXX
Contact Telephone No.: 0351-5602855

Article 2:	Party B (Employee)’s name: Yingyan Guo
	ID No.: XXX	Party B’s
	Name of other valid certificate:	Photo
Certificate No.:
Family address: XXX
Current residential address: _________
Contact Telephone No.: XXX

II.            Term of Employment Contract
Article 3 The term stipulated in Item _1_ will be adopted in the contract.
1.	Fixed term: from Oct.1, 2008 to December 31, 2011.
During which ___ from ___ is the probation period.
2.	Non-fixed term: from ___.
During which ___ from ___ is the probation period.
3.	Term subject to the completion of certain tasks from ___ to the completion of the tasks.

III.            Contents and Place of Work
Article 4 Party B agrees to work as a Manager (position/type of work) as required by Party A. Where Party B’s work involves poisonous materials, Party A must notify the danger of the work and the preventive measures.

Article 5 Based on the characteristics of the position (type of work) of Party A, Party B will work in Taiyuan, Shanxi Province.

Article 6 Party A may reasonably arrange the work tasks according to the State, industry and local employment standards and quality inspection and acceptance standards. Party B must complete the work as per the quantity, quality and tasks stipulated by Party A.

IV.            Working Hours, rest and vocations
Article 7 As per the arrangement of Party A, Party B will be subject to the working hours stipulated in Item 1:
1.	Standard working hours. Party B will work for no more than 8 hours per day and no more than 40 hours per week.

2.	Non-fixed working hours.
3.	Comprehensive working hours.
Where Party A arranges Party B to adopt the non-fixed working hours or comprehensive working hours, Party A must obtain the approval from the competent governmental authority.

Article 8 Party A must guarantee Party B’s right of rest. Party B is legally entitled to the right of statutory holidays and home leave, marriage leave, funeral leave, birth-giving leave and paid annual leaves.

Article 9 Party A may prolong the working hours due to the needs of production and operation after negotiations with the Trade union and Party B; provided that the working hours must be extended for no more than 1 hour each day or 3 hours each day in case of any special needs and Party B’s health must be guaranteed. Nevertheless, the working hours must be extended for no more than 36 hours per month.

V.            Remuneration
Article 10 Party A will pay the salary to Party B in the monetary way before the 25th of each month. The monthly salary is RMB7,700 or is subject to ___.
Party B’s salary during the probation period is RMB7,700; provided that the salary during the probation period must not be less than 80% of the salary applicable to the lowest position level in the company or the salary agreed herein and must not be less than the local lowest salary stipulated by the laws.

Article 11 Where Party A prolongs Party B’s working hours, Party A must pay the remuneration not less than 150% of the salary. Where Party A arranges Party B to work during day-offs and compensatory time off is available, Party A must pay the remuneration not less than 200% of the salary. Where Party A arranges Party B to work during statutory holidays, Party A must pay the remuneration not less than 300% of the salary.

Article 12 Where Party B stays idle due to the inadequacy of the work of Party A, Party A must pay the living expenses to Party B not less than 80% of the local lowest salary.

VI.            Social Insurance and Welfare
Article 13 Party A and Party B must procure the social insurance and fully pay the various social insurance premium according to the applicable laws and regulations stipulated by the state and the province on social insurance. Party A will withhold the part to be undertaken by Party B for and on behalf of Party B.

Article 14 Where Party B is sick or injured not due to his/her work, Party B is entitled to the treatment stipulated by the state, the province and the local government.

Article 15 Where Party B is sick or injured due to his/her work, Party B is entitled to the treatment stipulated by the state, the province and the local government.

Article 16 Party A will provide Party B with the following welfare:___________________________________________

VII.            Labor Protection, Work Conditions and Protection and Prevention on Occupational Hazards
Article 17 Party A establishes the safe production rules and gives the necessary trainings to Party B according to the applicable laws and regulations. Party B must strictly follow the rules of Party A on safe production and must not be involved in any work in violation of the rules.

Article 18 Party A adopts necessary protective and preventive measures for Party B and distributes the necessary protective and preventive articles based on the needs of the position and according to the applicable laws and rules of the state on safety and sanitation.

Article 19 Party A must establish and improve the rules on the liabilities for the prevention and protection of occupational diseases, strengthen the management on the protection and prevention of occupational diseases and improve the preventive and protective level of occupational diseases.

VIII.            Change, Rescission, Termination and Economic Compensation of Employment Contract
Article 20 Party A and Party B may amend the contract through negotiations and confirm the same in writing.

Article 21 Party A and Party B may terminate the contract according to Article 36 to Article 45 of the Employment Contract Law of PRC.

Article 22 Where Party A and Party B terminate the contract according to Article 46 of the Employment Contract Law of PRC, Party A may legally pay the economic compensation to Party B.

Article 23 Party A must issue the certificate proving the rescission and termination of the employment contract for Party B at the time of rescission and termination and must go through the formalities to transfer the files and the social insurance relationship for Party B within 15 days.

Article 24 Party B must handover the work as agreed by the parties. Party A must pay the severance pay, if any, to Party B at the time of handover.

Article 25 Where either Party A or Party B terminates the employment contract, the party must undertake the liabilities of indemnification against the damage to or the loss of the other party so caused.

IX.            Other Agreements between the Parties
Article 26 Other matters agreed on by Party A and Party B
Attachment: Instructions and Labor Disciplines
                                 Agreement on Protection of Trade Secrets

X.            Labor Disputes and Others
Article 27 Disputes arising out of or in connection with the performance of the contract, the parties may apply with the labor disputes mediation commission for mediation. If no agreement may be reached through such mediation, the parties may apply for arbitration or litigation.

Article 28 Matters not mentioned herein or difference between the contract and the applicable rules of the state and the province, the applicable rules must prevail.

Article 29 The contract takes effect from the date when Party A and Party B sign the same. The contract is made in two counterparts. Each party holds one counterpart.

Party A (company stamp)	Party B: Yingyan Guo

Legal representative: Yuan Kou	Date: Oct.7, 2008

Authorized representative: (signature and stamp)

Attachment 1:             Agreement on Protection of Trade Secrets
Party A:
Party B:
As Party A may discloses to Party B or Party B may obtains during work or due to trust some materials which are valuable in terms of business or confidential when working for Party A, Party B hereby agrees not to use or disclose any confidential material without consent. Party B clearly understands and agrees to accept to be bound by the following terms.
I.     The trade secrets referred to herein are the technical information and the operation    information not known to the public and in close relation with the economic benefits of Party A.
1.     Party A refers to Party A and its affiliates (any enterprise, corporation or other entity of which the shares are presently or in future, directly or indirectly held by Party A).
2.     technical information and operation information referred to herein include: the commercial and financial plan, the business opportunities, the salary status and rules and regulations, the design, program, formula, techniques and other technical data and original data of previous current or future products or software, the sources of the goods, the production and marketing strategies, the list of employees and customers of Party A; and other information which Party B may obtain and is in close relation with the economic benefits of Party B.
II.     Party B is obligated to keep the trade secrets of Party A confidential. Party B renders the following undertakings regarding any and all the trade secrets of Party A known by it before or after the conclusion of the contract:
1.      not to disclose or divulge the proprietary information to any person, including the persons other than the employees or the company of Party A;
2.      not to take the trade secrets out of the position;
3.      not to take other acts which may infringe the confidential information of Party A.
III.    The technical and operation information generated by Party B during work belongs to Party A. Party B must take the initiative to and timely report and deliver the relevant information to Party A. Party B agrees to return the relevant documents and materials and the medias, including the discs and other storage media, to Party A when the employment relationship with Party A is terminated or within three days upon the request of Party A.
IV.    The on-duty achievements generated by Party B due to his/her employment with Party A belongs to Party A. Party A is entitled to such rights related to the work as copyright and patent. Party B must assist Party A to realize and protect the said rights and render the reasonable assistance to the person authorized by Party A to use such work.
V.      Party A must render the awards to Party B regarding the important technical and operation information or inventions generated by Party B.
VI.     Restrictions on publication. Party B must not publish any article or speech related to the business information of Party A without the written permission from Party A.
VII.    Prohibitions on part-time work. Party B undertakes not to carry out any part-time work when working for Party A.
VIII.   Party B undertakes not to directly or indirectly own, manage, operation, participate in, control or be employed by any company or other organization competitive with Party A when working for Party A and within two years after the termination of the employment relationship in China or other places where Party A or its affiliates operate.

IX.     Liabilities for breaching the contract. Where Party B breaches the contract and so causes damage to or loss of Party A, Party A may require Party B to undertake the liabilities for breaching the contract according to the Law on Non Competition and the Several Rules on Prohibition of Infringement of Trade Secrets promulgated by State Administration of Industry and Commerce.
1.      to apologize on the media;
2.      to stop the infringement and adopt the remedy measures to prevent the damage to and the loss of Party A from expanding;
3.      to indemnify Party A’s economic loss including the direct and the indirect economic loss of Party A so caused (including the loss of predictable profits, litigation fees and loss of appraisal of social benefits);
4.      to be required to undertake the criminal liabilities: to undertake the reasonable attorney fees, litigation fees and arbitration fees so paid by Party A)
X.     The Agreement is the attachment to the Employment Contract between Party A and Party B and takes effect from the date when signed by both parties together with the Employment Contract. In addition to the obligations of confidentiality stipulated herein, Party B must also follow the code of conduct stipulated by Party A.
Party A	Party B
(stamp)	(signature and stamp)
Authorized representative (signature)	date

Attachment 2:             Instructions and Labor Disciplines
For the purpose of regulating the employee’s daily act, establishing the code of conduct, decreasing the mistakes in daily work, ensuring the smooth operation of the various work and adapting the employee’s acts with the development of the company, the company stipulates the followings labor disciplines:
I, Instructions
1.
The employee must provide the materials according to the offer letter or the oral notice and ensure the materials are authentic. In case of any change to such materials, the employee must notify the person in charge of human resources within one week to update the personal file. Where the employee is unable to timely provide or provide authentic materials and the materials so provided are invalid, the employee must be liable for the damage to or the loss of or the negative influence on the company or the individual so caused.

2.
The employee must ensure that he/she has not employment relationship with the original company before entering the company. If the employee conceals the fact and any third party require the company to undertake the liabilities while the company concludes the employment contract with the employee without any knowledge of the fact, the employee must be liable for the damage to or the loss of the company so caused and the company has the right to require the employee to undertake the liabilities.

3.
The department will appraise the employee’s performance on a regular basis (during the probation period, the mid of the year or the end of the year) mainly to summarize the employee’s previous performance, problems, corrections and to plan to future. The appraisal results will be the basis to transfer the employee to official employee, to promote the employee, to adjust the employee’s salary and to distribute the bonus. The new employee understands and follows the standards and results of the appraisal during the probation period. Where the employee is unable to meet the requirements or materially breaches the rules of the company during the probation period, the company has the right to terminate the employment contract with the employee and the employee must properly hand over the work.

4.
Where the employee requires for resignation, he/she must apply with the company in writing in person three days during probation period or thirty days in advance after the probation period. Where the employee leaves without proper formalities, the company reserves the right to require the employ to undertake the indemnity.

5.
The person in charge of the department is responsible to arrange the work for the employee and has the right to adjust the employee’s work based on the needs of the company and after negotiations with the employee. Where the work environment is related to the occupational safety, the company will provide the corresponding labor protective measures. The company may adjust the work place and position after negotiations with the employee if the same is stipulated in the employment contract and the parties must agree on the details in writing.

6.	The employee must not carry out part-time work without the written approval by the company.
7.
The employee must improve his/her awareness of safety, ensure the safety of the place of work, not to store his/her precious articles in company. In case of any loss of the goods or the articles of the company due to the employee’s violation of the management rules or negligence, the employee must undertake the liabilities of indemnification. Where the liable person may not be determined, all the employees must undertake the liabilities together.

II. Labor Disciplines
Where the employee is involved in the following conditions, the company reserves the right to dispose or rescind or terminate the employment relationship with the employee as the case may be:
•	D. the company will circulate a notice of criticism and deduct 1-5 points under the following conditions:
➢	Not to wear the uniforms or brand as stipulated affecting the image of the company;
➢
To go to other position, chat, make noise, play with others, read books and magazines (newspaper and magazine) and surfing on the websites not related to work, chat online, play games or act in other ways not related to work during working hours;

➢	To make fraudulent attendance record or alter the attendance record
➢	To make fraudulent appraisal record or conceal the appraisal record;
➢	Not to provide the reports or other tasks in time affecting the work;
➢	To make many mistakes or obvious mistakes in work reports or make mistakes possibly affecting the economic matters:
➢	To damage or waste the company articles in insignificant way;
➢	To be arrogant or rude or be complained;
➢	To violate the various rules and regulations in other insignificant ways;
➢	Not to timely stop and dispose the employees involved in the said conditions as the person on site or the known management personnel.
•	E. the company will circulate a notice of criticism and deduct 6-10 points under the following conditions:
➢	To be punished under D for twice within the year
➢	To be arrogant and/or rude when receiving the customers causing the customers to be unsatisfactory;
➢	To be complained by the customers;
➢	Not to check the inventory as required or to give the untrue inventory-checking information or conceal the facts.
➢	To damage the important documents, receipts, articles and resources of the company due to negligence;
➢	To report fraudulent financial or sales data;
➢	To damage the equipment, lose the materials or delay the working period in the insignificant way due to the improper management by the management personnel;
➢	To do personal work by utilizing the company’s resources without permission;
➢	To violate the various rules and regulations in other significant ways;
•	F. the company will circulate a notice of criticism and deduct more than 10 points and reserve the right to dismiss the employee under the following conditions:
➢	To be punished under D for three times or under E for twice within the year;
➢	To quarrel vehemently with the customers in the shopping mall;
➢	To forge the account and data and to fraudulently report the work;
➢	To forge data or provide false data so that the company makes mistakes in making decision and the operation and the development of the company is affected;
➢	To forge the customer’s comments, praise letters, praises flags for commendation and/or reward;
➢	To forge and conceal the Hukou, ID and education certificates;

➢	To cheat the company in other ways causing material or bad influence;
➢	To insult, slang, intimidate or threaten by violent methods, fight, fight together with the colleagues, or to cause matters on purpose materially affecting the working order of the company;
➢
To bribe, accept bribery, ask for bribery, offer bribery, ask for tips, seek for personal interests, occupy, hold or misappropriate the company funds or the funds not belonging to him/her and seek for profits by improper methods;

➢
To disclose or lose the company’s important secrets, properties or resources causing material loss to the company or disclose to the competitors the key technology, marketing strategies, management methods, salary policies of the company, or to occupy or introduce to others the business of the company;

➢	To thieve or steal in other ways the properties of the company or to collude with others to do the same,
➢	Not complete the work task resulting in material influence or damages;
➢	To be negligent or make material mistakes in other ways and to be dismissed.
III. The Instruction and Labor Disciplines is the attachment to the Employment Contract and has the same legal force and effect as the Employment Contract.
The employee undertakes that: the employee understands and accepts the said provisions and will strictly follow the same in daily work, and in case of any violation, the employee accepts the punishment imposed by the company.

Confirmed by the employee:                                                  date: